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                                                                    EXHIBIT 12.1

                             Nevada Power Company

                                                                                      Year Ended December 31,
                                                                    ------------------------------------------------------------
Amounts in 000's                      6/30/2004     6/30/2003       2003          2002          2001           2000         1999
----------------                      ---------     ---------       ----          ----          ----           ----         ----
EARNINGS AS DEFINED:
  Income (Loss) From Continuing
    Operations
      After Interest Charges            $(1,816)     $(37,438)     $ 19,277      $(235,070)     $ 63,405      $ (7,928)     $38,787
  Income Taxes                           (1,069)      (21,629)         (614)      (131,784)       32,737        (9,386)      21,213
                                     ----------   -----------   -----------   ------------   -----------   -----------   ----------
  Income (Loss) From Continuing
    Operations
      before Income Taxes                (2,885)      (59,067)       18,663       (366,854)       96,142       (17,314)      60,000

  Fixed Charges                          87,368        81,462       198,042        141,380       114,484       104,402       98,203
  Capitalized Interest                   (1,706)       (1,576)       (2,700)        (3,412)       (2,141)       (7,855)      (8,356)

      Total                          $   82,777   $    20,819   $   214,005   $   (228,886)  $   208,485   $    79,233   $  149,847
                                     ==========   ===========   ===========   ============   ===========   ===========   ==========

FIXED CHARGES AS DEFINED:
  Interest Expensed and
    Capitalized (1)                  $   87,368   $    81,462   $   198,042   $    141,380   $   114,484   $   104,402   $   98,203


      Total                          $   87,368   $    81,462   $   198,042   $    141,380   $   114,484   $   104,402   $   98,203
                                     ==========   ===========   ===========   ============   ===========   ===========   ==========

RATIO OF EARNINGS TO FIXED CHARGES         0.95          0.26          1.08          -1.62          1.82          0.76         1.53

  DEFICIENCY                         $    4,591   $    60,643   $        --   $    370,266   $        --   $    25,169   $       --

(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.